Exhibit 99.1

News Release	JBT Corporation 70 W. Madison Suite 4400

For Release: Immediate

Investors & Media:	Debarshi Sengupta	+1 312 861 6933

JBT Corporation Reports Record Segment Operating Profit for 2014 and Provides Guidance for 2015

Highlights:

o	Full-year 2014 revenue of $984 million, up 5 percent from 2013

o	Record segment operating profit of $103 million, up 12 percent from 2013

o	Diluted earnings per share from continuing operations of $1.03 vs. $1.15 in 2013

o	Adjusted diluted earnings per share from continuing operations of $1.56 vs. $1.26 in 2013

o	Full-year 2015 diluted earnings per share guidance of $1.65 - $1.80, including an estimated foreign currency translation headwind of $0.10 per share

CHICAGO, February 17, 2015—John Bean Technologies Corporation (NYSE: JBT), a leading global technology solutions provider to the food processing and air transportation industries, today reported results for the fourth quarter and full year 2014.

Revenue for 2014 was $984.2 million, an increase of 5.4 percent versus 2013. Segment operating profit increased 12.5 percent, driven by margin expansion and operating leverage. Excluding the impact of foreign currency translation, revenue and segment operating profit increased 6.9 percent and 13.9 percent, respectively. Corporate expense for the year was $37.5 million including $8.8 million in management succession and consulting costs. In addition, the Company recorded $14.5 million of restructuring charges for the year.

Diluted earnings from continuing operations was $1.03 per share in 2014 compared to $1.15 per share in 2013. Excluding restructuring charges and management succession and consulting costs, adjusted diluted earnings per share from continuing operations increased 24 percent to $1.56 compared to $1.26 in 2013.

“2014 was a year of transformation for JBT and we are ahead of schedule toward meeting our 2017 Next Level strategic goals,” said Tom Giacomini, Chairman, President and Chief Executive Officer. “At the same time, we posted solid growth in 2014 and captured margin improvement from our organization simplification, strategic pricing initiatives, and the expansion of our aftermarket business. The three acquisitions we completed in 2014 strengthen our protein processing and liquid food portfolios in alignment with our strategy.”

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Fourth Quarter 2014

Revenue for the fourth quarter was $295.4 million, an increase of 2.5 percent from the prior-year quarter. Segment operating profit was essentially flat relative to prior year. Excluding the impact of foreign currency translation in the quarter, revenue and segment operating profit increased 5.8 percent and 1.4 percent, respectively. Corporate expense in the quarter was $10.3 million, including $3.1 million in management succession and consulting costs. Separately, the Company recorded a $2.0 million restructuring charge. Diluted earnings from continuing operations was $0.51 per share in the fourth quarter of 2014 compared with $0.46 per share in the year-ago period. Excluding restructuring charges and management succession and consulting costs, adjusted diluted earnings per share from continuing operations was $0.61 in the fourth quarter of 2014 compared to $0.54 in the year-ago period.

Orders and Backlog

For 2014, inbound orders declined 6.1 percent to $964.9 million and backlog declined 2.6 percent to $366.7 million from the year-ago period. Excluding the impact of foreign currency translation, inbound orders declined 3.1 percent, while backlog increased 1.4 percent. Though most of the businesses booked well for the year, AeroTech experienced expected difficult comparisons in 2014 following an exceptionally strong 2013. Additionally, inbound order rate comparisons were weaker in Europe and Asia. The Company remains optimistic about the demand trends in Asia and the overall order pipeline for 2015.

2015 Outlook

“We look forward to another year of solid growth and expanded profitability in 2015, tempered somewhat by the continued currency headwind,” added Giacomini. Projected revenue growth of 4 percent in 2015 reflects a 3 percent unfavorable foreign currency translation effect. The Company expects segment operating margins to expand 50 to 100 basis points, resulting from continued benefits from its restructuring actions and Next Level operational initiatives. Based on these expectations, the diluted earnings per share from continuing operations guidance for full year 2015 is $1.65 - $1.80, which includes an estimated foreign currency translation headwind of $0.10 per share.

2014 Earnings Conference Call

A conference call is scheduled for 10:00 a.m. ET on Wednesday, February 18, 2015 to discuss fourth quarter and full year 2014 financial results. Participants may access the conference call by dialing (877) 235-3250 or (706) 643-5005 and using conference ID 80764918, or through the Investor Relations link on our website at http://ir.jbtcorporation.com. An online audio replay of the call will be available on the Company’s Investor Relations website at approximately 1:30 p.m. ET on February 18, 2015.

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JBT Corporation (NYSE: JBT) is a leading global technology solutions provider to the food processing and air transportation industries. JBT Corporation designs, manufactures, tests and services technologically sophisticated systems and products for regional and multi-national industrial food processing customers through its FoodTech segment and for domestic and international air transportation customers through its AeroTech segment. JBT Corporation employs approximately 3,500 people worldwide and operates sales, service, manufacturing and sourcing operations located in over 25 countries. For more information, please visit www.jbtcorporation.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. These risks and uncertainties are described under the caption “Risk Factors” in the Company’s 2013 Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

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CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited and in millions, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Revenue	$295.4	$288.1	$984.2	$934.2
Cost of sales	219.2	218.8	723.5	701.3

Gross profit	76.2	69.3	260.7	232.9

Selling, general and administrative expense	47.3	43.7	179.3	164.3
Research and development expense	4.0	3.4	14.6	14.0
Restructuring expense	2.0	1.6	14.5	1.6
Other (income) expense, net	0.7	0.4	1.6	(0.2)

Operating income	22.2	20.2	50.7	53.2

Net interest expense	1.5	1.2	6.0	5.4
Income from continuing operations before income taxes	20.7	19.0	44.7	47.8
Provision for income taxes	5.6	5.3	13.9	13.8
Income from continuing operations	15.1	13.7	30.8	34.0
Income (loss) from discontinued operations, net of taxes	0.1	(0.1)	-	(0.9)
Net income	$15.2	$13.6	$30.8	$33.1

Basic earnings per share:
Income from continuing operations	$0.51	$0.47	$1.04	$1.16
(Income) loss from discontinued operations	0.01	-	-	(0.03)
Net income	$0.52	$0.47	$1.04	$1.13

Diluted earnings per share:
Income from continuing operations	$0.51	$0.46	$1.03	$1.15
Loss from discontinued operations	-	-	-	(0.04)
Net income	$0.51	$0.46	$1.03	$1.11

Weighted average shares outstanding
Basic	29.6	29.3	29.5	29.2
Diluted	29.9	29.8	29.9	29.7

JBT CORPORATION

NON-GAAP FINANCIAL MEASURE

The results for the three and twelve months ended December 31, 2014 and 2013 include several items that affect the comparability of our results. These include significant expenses that are not indicative of our on-going operations as detailed in the table below:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In millions)	2014	2013	2014	2013

Income from continuing operations as reported	$15.1	$13.7	$30.8	$34.0

Non-GAAP adjustments:
Restructuring expense	2.0	1.6	14.5	1.6
Management succession costs	3.0	1.5	6.4	2.7
Strategy and pricing consulting	0.1	1.0	2.4	1.0

Impact on tax provision from Non-GAAP adjustments	(1.9)	(1.6)	(7.5)	(2.0)

Adjusted income from continuing operations	$18.3	$16.2	$46.6	$37.3

(In millions, except EPS)

Income from continuing operations as reported	15.1	13.7	30.8	34.0
Total shares and dilutive securities	29.9	29.8	29.9	29.7
Diluted earnings per share from continuing operations	$0.51	$0.46	$1.03	$1.15

Adjusted income from continuing operations	18.3	16.2	46.6	37.3
Total shares and dilutive securities	29.9	29.8	29.9	29.7
Adjusted diluted earnings per share from continuing operations	$0.61	$0.54	$1.56	$1.26

The above table contains non-GAAP financial measures, including adjusted income from continuing operations and adjusted diluted earnings per share. Adjusted income from continuing operations and adjusted diluted earnings per share are intended to provide an indication of our underlying operating results and to enhance investors’ overall understanding of our financial performance by eliminating the effects of certain items that are not comparable from one period to the next. In addition, this information is used as a basis for evaluating Company performance and for the planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP.

JBT CORPORATION

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenue

JBT FoodTech	$177.7	$187.3	$634.7	$611.1
JBT AeroTech	117.9	100.9	350.2	323.6
Intercompany eliminations	(0.2)	(0.1)	(0.7)	(0.5)
Total revenue	$295.4	$288.1	$984.2	$934.2

Income before income taxes

Segment operating profit
JBT FoodTech	$22.3	$21.8	$72.7	$64.5
JBT AeroTech	12.2	12.9	30.0	26.8
Total segment operating profit	34.5	34.7	102.7	91.3

Corporate expense (1)	(10.3)	(12.9)	(37.5)	(36.5)
Restructuring expense	(2.0)	(1.6)	(14.5)	(1.6)

Operating income	22.2	20.2	50.7	53.2

Net interest expense	1.5	1.2	6.0	5.4

Income from continuing operations before income taxes	$20.7	$19.0	$44.7	$47.8

(1) Corporate expense generally includes corporate staff costs, stock-based compensation, pension and other postretirement benefit expenses not related to service, LIFO adjustments, and the impact of unusual or strategic transactions not representative of segment operations.

JBT CORPORATION

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Inbound Orders

JBT FoodTech	$160.5	$177.6	$612.0	$655.4
JBT AeroTech	70.7	120.8	353.6	372.7
Other and intercompany eliminations	(0.2)	(0.1)	(0.7)	(0.5)

Total inbound orders	$231.0	$298.3	$964.9	$1,027.6

	December 31,
	2014	2013
Order Backlog

JBT FoodTech	$200.5	$213.7
JBT AeroTech	166.2	162.8

Total order backlog	$366.7	$376.5

JBT CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited and in millions)

	December 31,	December 31,
	2014	2013

Cash and cash equivalents	$33.3	$29.4
Trade receivables, net	176.2	186.4
Inventories	111.8	117.6
Other current assets	66.6	63.2
Total current assets	387.9	396.6

Property, plant and equipment, net	147.6	132.7
Other assets	162.3	91.9
Total assets	$697.8	$621.2

Short term debt and current portion of long-term debt	$4.2	$6.3
Accounts payable, trade and other	89.5	88.1
Advance payments and progress billings	86.2	88.3
Other current liabilities	106.5	94.9
Total current liabilities	286.4	277.6

Long-term debt, less current portion	173.8	94.1
Accrued pension and other postretirement benefits, less current portion	93.1	52.5
Other liabilities	25.3	42.6

Common stock and paid-in capital	69.9	68.0
Retained earnings	166.4	146.5
Accumulated other comprehensive loss	(117.1)	(60.1)
Total stockholders' equity	119.2	154.4
Total liabilities and stockholders' equity	$697.8	$621.2

JBT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in millions)

	Twelve Months Ended
	December 31,
	2014	2013

Cash Flows From Operating Activities:
Income from continuing operations	$30.8	$34.0

Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	25.3	25.0
Other	14.0	10.4

Changes in operating assets and liabilities:
Trade accounts receivable, net	9.8	0.8
Inventories	7.7	(9.6)
Accounts payable, trade and other	2.1	(1.9)
Advance payments and progress billings	1.4	14.1
Other - assets and liabilities, net	(13.1)	(9.7)

Cash provided by continuing operating activities	78.0	63.1

Cash required by discontinued operating activities	(0.3)	(1.1)

Cash Flows From Investing Activities:
Acquisitions, net of cash acquired	(91.3)	-
Capital expenditures	(36.7)	(29.2)
Other	1.4	1.1

Cash required by investing activities	(126.6)	(28.1)

Cash Flows From Financing Activities:
Net proceeds (payments) on credit facilities	77.9	(89.5)
Dividends paid	(10.7)	(10.1)
Purchase of stock held in treasury	(2.8)	(0.2)
Other	(2.5)	(1.8)

Cash provided (required) by financing activities	61.9	(101.6)

Effect of foreign exchange rate changes on cash and cash equivalents	(9.1)	(1.9)

Increase (decrease) in cash and cash equivalents	3.9	(69.6)

Cash and cash equivalents, beginning of period	29.4	99.0

Cash and cash equivalents, end of period	$33.3	$29.4